Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

First Quarter 2013 Conference Call

Prepared Remarks

April 26, 2013

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (                    ); I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s Quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (                    ), and thanks everyone for joining us today. I hope you had a chance to review our most recent press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO, of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 10022593. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include, but are not limited to, the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, outlook, project, forecast, are optimistic, are looking, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, located on our website. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

I hope you have all had time to review our earnings press release that we issued after the market close yesterday. We reported net income of $5.3 million, and diluted earnings per share of $0.40 for the first quarter of 2013, compared to net income of $5.1 million and diluted earnings per share of $0.39 for the same period last year. It should be noted that net income for the first quarter of 2013 included pre-tax due diligence and merger-related expenses of $714 thousand, as compared to $209 thousand for the same period in 2012.

When reviewing our press release and financial schedules comparing the first quarter of 2013 to the first quarter of 2012, you will notice the impact of our merger and acquisition activities in 2012. Our 2012 transactions included the acquisition of the Davidson Trust Company in May and the acquisition of deposits, loans and a branch location from the First Bank of Delaware in November. Both transactions have made significant contributions to our bottom line.

Net interest income for the first quarter of 2013 was $17.4 million, an increase of $1.4 million, or 8.9%, compared to the first quarter of 2012. Three contributing factors to this increase were the loans acquired from the First Bank of Delaware, the Corporation’s strategic decision to prepay $22.0 million of subordinated debt in the third and fourth quarters of last year and $20.0 million of FHLB borrowings during the first quarter of 2013, as well as the 16 basis point reduction in the rates paid on deposits between the periods.

The tax-equivalent net interest margin of 3.85% for the first quarter of 2013 declined 8 basis points from the 3.93% tax-equivalent net interest margin for the same period in 2012. The decrease was primarily the result of an incremental increase in average interest-earning assets with an average margin of 2.90%. Although average interest-earning assets increased by $202.2 million between the periods, over a third of this increase was comprised of interest-bearing deposits with other banks with a yield of only 24 basis points.

For the first quarter of 2013, revenue for wealth management services was $8.3 million, a $2.1 million increase, or 34.0%, from the $6.2 million for the same period in 2012. The Wealth Division’s assets under management, administration, supervision and brokerage increased to $7.0 billion as of March 31, 2013, an increase of $1.8 billion, or 35.6%, from March 31, 2012. The acquisition of Davidson Trust initially added $1.0 billion in wealth assets, with the remainder of the increase being the result of organic growth as well as market appreciation.

Non-interest expense for the three months ended March 31, 2013 increased $3.4 million, to $20.2 million, as compared to $16.8 million for the same period in 2012. Not surprisingly, our 2012 acquisitions, along with the opening of our new Bala Cynwyd branch, were largely responsible for salaries and benefits increases of $1.5 million, occupancy cost increases of $394 thousand and due diligence and merger-related expense increases of $505 thousand between periods.

In addition to these cost increases related to staff and facilities additions, we experienced a $1.4 million increase in other operating expenses for the three months ended March 31, 2013 as compared to the same period last year. The primary contributors to this increase included a $347 thousand increase in outsourced services for audit and IT support and a $408 thousand increase in computer processing and telecommunications expenses. The Corporation is currently undertaking several technology infrastructure improvement projects which have largely accounted for these increases. In addition, the prepayment of the $20.0 million of FHLB borrowings mentioned previously resulted in a $347 thousand prepayment penalty. This premium will be offset by future interest expense savings.

Partially offsetting these costs increases was a $570 thousand gain recognized on the curtailment of a nonqualified defined-benefit pension plan which was curtailed on January 1, 2013.

Nonperforming loans and leases as of March 31, 2013 were $12.8 million, or 0.91% of total portfolio loans and leases, as compared to $22.6 million, or 1.73% of portfolio loans and leases,

as of March 31, 2012. We are very pleased with this significant decrease in nonperforming loans, which was concentrated in the commercial and industrial and construction segments of the portfolio. For the three months ended March 31, 2013, the Corporation recorded net loan and lease charge-offs of $782 thousand, as compared to $713 thousand for the same period in 2012. The provision for loan and lease losses for the first quarter of 2013 was $804 thousand, as compared with $1 million for the same period in 2012.

The capital ratios for the Bank and the Corporation are at levels well above the regulatory minimum to be considered “well capitalized.” In particular, as we had anticipated, the tangible equity ratios for both the Bank and the Corporation have improved from their December 31, 2012 levels, to 8.11% and 7.98%, respectively. These increases were primarily the result of increases in retained earnings and decreases in accumulated other comprehensive losses between the dates.

Deposits decreased $24.0 million during the first quarter of 2013, mainly due to the planned attrition of higher-priced time deposits and strategic reductions in wholesale deposit levels.

Total assets as of March 31, 2013, were $2.03 billion, remaining relatively unchanged from the end of 2012.

I am pleased to announce that on April 25, 2013, the Board of Directors of the Corporation declared a quarterly dividend of $0.17 per share. The dividend is payable June 1, 2013, to shareholders of record as of May 7, 2013.

In summary:

The Corporation’s results for the first quarter of 2013 were solid and we were able to sustain the level of performance achieved in 2012. Acquisitions over the last several years have had a positive impact on our growth and performance. We look forward to completing our recently announced acquisition of MidCoast Community Bancorp and anticipate a smooth integration of the organization into Bryn Mawr Trust. We believe there are great opportunities for the Corporation to expand and thrive in Delaware, and this acquisition will allow us to further capitalize on those opportunities.

We believe our business model is sound and we expect continued strong performance in 2013.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?

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